EXHIBIT 10.2

TERM SHEET

FOR SURETY SUPPORT

INTEGRATED ELECTRICAL SERVICES, INC.

ITS SUBSIDIARIES AND AFFILIATES

Integrated Electrical Services, Inc., its subsidiaries and affiliates (collectively, “IES”) has informed Federal Insurance Company, its subsidiary and affiliated insurers and co-sureties, if any, (collectively “Federal”) that IES intends to file a petition for voluntary relief (the “Petition”) under Chapter 11 of the United States Bankruptcy Code (the “Code”). Upon the filing of the Petition and entry of appropriate court order(s), Federal is prepared to provide to IES surety credit in the amounts set forth below based upon the terms and conditions as set out in this Term Sheet For Surety Support (the “Term Sheet”):

PRE-PETITION FACILITY

Reference is made to that certain Underwriting, Continuing Indemnity, and Security Agreement dated January 14, 2005, the Restated Pledge Agreement of even date therewith, the Amendment to Pledge Agreement and Underwriting, Continuing Indemnity and Security Agreement dated January 17, 2006, the General Agreement of Indemnity dated January 9, 1998, and the General Agreement of Indemnity dated September 9, 2004 (collectively, along with any other agreements executed by IES in favor of Federal, the “Surety Agreements”), pursuant to which Federal holds as collateral $14,997,955.50 in letters of credit, such letters of credit as follows: an Irrevocable Letter of Credit No. ASL-3014854-140INE issued by Bank of America on August 17, 2005, in the amount of Six Million Three Hundred Ninety-Eight Thousand Seven Hundred and Forty-Eight Dollars ($6,398,748), an Irrevocable Letter of Credit No. ASL-3014832-140INE issued by Bank of America on August 8, 2005, in the amount of Five Million Dollars ($5,000,000), and an Irrevocable Letter of Credit No. ASL-7420346-140INE issued by Bank of America on January 20, 2006, in the amount of Three Million Five Hundred Ninety Nine Thousand Two Hundred Seven and 50/100 ($3,599,207.50) and Eighteen Million One Hundred Thirteen Thousand Seventy Eight 50/100 Dollars ($18,113,078.50) in cash (this amount includes the $17,500,000 pledged pursuant to the original Pledge Agreement and the $613,078.50 pledged pursuant to the Pledge Agreement, as amended) (collectively the “Pledged Cash”), plus interest accruing upon such cash (the “Pre-Petition Facility”).

INTERIM DIP SURETY CREDIT FACILITY

Upon the filing of a bankruptcy petition by IES under Chapter 11 of the Bankruptcy Code (the “Petition”) and in the absence of an Event of Default as defined under the Surety Agreements (other than any bankruptcy related defaults or cross-defaults arising from prepetition debt) (“Event of Default”), Federal is prepared to offer up to an aggregate of $48 million in continuing surety credit and permission to use cash collateral in the form of proceeds of all contracts as to which Federal issued bonds at the request of IES and in reliance upon one or more of the Surety Agreements (collectively, including those contracts as to which Federal issues bonds pursuant to the Prepetition Facility and the Interim DIP Surety Credit Facility, the “Bonded Contracts”) in the absence of Surety Loss as defined under the Surety Agreements

(“Surety Loss”) or the occurrence of an Event of Default (in no event will the foregoing be deemed a consent to the use of the Pledged Cash) to the Debtor in Possession on an interim basis (the “Interim DIP Surety Credit Facility”) upon the following terms and conditions:

BONDS:

Federal will grant to IES permission to use proceeds of pre-petition Bonded Contracts, Bonded Contract receivables and Bonded Contract inventory in exchange for adequate protection in the form of replacement liens upon post-petition Bonded Contracts, Bonded Contract receivables and Bonded Contract inventory.

1.

Upon entry of a court order authorizing Debtor to obtain additional surety credit, Federal will consider executing up to $48,000,000 in new surety bonds to be issued over a four month period subject to the following:

(a)	not more than $12 million in new bonds are issued per month, after receipt of the collateral installment described in paragraph 4;
(b)	the issuance of bid bonds shall not be an obligation on Federal to issue final bonds; and
(c)	forfeiture of any bid bond constitutes and is part of the definition of Surety Loss.

2.	The issuance of any bond will be in Federal's sole and absolute discretion and Federal may decline to issue any bond submitted by IES.

3.	Any and all bond premiums payable in connection with the issuance of such bonds will have been paid; such bond premium to be charged at a rate of $25 per $1,000 of the contract price.

4.

Federal will receive additional collateral of $6,000,000 in the form of cash or an irrevocable letter of credit in installments of $1,500,000 per month, any such letter of credit to be issued by Bank of America, N.A. or another financial institution acceptable to Federal, in Federal’s sole and absolute discretion, and in a form acceptable to Federal, in Federal's sole and absolute discretion, to be held together with collateral granted under the Pre-Petition Facility securing all IES obligations to Federal on a “spread of risk” basis.

5.

If IES does not emerge from bankruptcy within 120 days after the filing of its Petition, the Interim DIP Surety Credit Facility will immediately expire and no further bonds will be available hereunder.

6.

No single bond will be issued under the Interim DIP Surety Credit Facility with a penal sum in excess of $3 million, or with respect to a contract having a completion date more than 18 months from the commencement of work thereunder.

7.	No bonds will be issued under the Interim DIP Surety Credit Facility if an Event of Default has occurred.

8.	Federal will receive indemnification from all current and future bond principals for the Interim DIP Surety Credit Facility.

9.

Bid bonds will count towards the Interim DIP Surety Credit Facility in an amount equal to the penal amount of the bid bond. In the event Federal issues a written consent or otherwise is committed to issue final bonds with respect to any bid bonds, then the full aggregate penal amount of the resulting final bonds will count towards the Interim DIP Surety Credit Facility. If a final bond is not issued and the bid bond is cancelled, then the amount of the bid bond will no longer count against the available facility. Federal's issuance of a bid bond for an underlying contract does not constitute a promise by or create an obligation on the part of Federal to issue the final bond on such contract.

10.	Federal will not issue “low penalty bonds”, i.e. bonds in a penal sum less than the original contract amount, except upon receipt of 100% collateral.

11.

In the event of additive change orders that result in corresponding increases in a bond’s penal limit, IES will be required to notify Federal and deliver to Federal additional cash collateral equal to 50% of any increase in the penal sum of any contract surety bond and 100% of the increase in the penal sum of any other bond plus the payment of all additional bond premium due.

12.	The limitation on availability of surety credit to be issued under this facility shall be calculated on the aggregate penal sums of bonds issued.

CONDITIONS FOR INTERIM DIP SURETY CREDIT FACILITY:

1.	The payment of the Due Diligence and Facility Fees (hereinafter described) and all unpaid bond premium.

2.

IES will assume, without reservation and within the meaning of Section 365 of the United States Bankruptcy Code, the Bonded Contracts. IES will consent to the immediate entry of an Order by the Court reflecting the foregoing assumption, the entry and finality of said Order being a precondition to the issuance of any additional bonds by Federal.

3.

If required by Federal, IES will execute certain Interim DIP Surety Credit Facility documents which will include the reaffirmation and assumption within the meaning of Section 365 of the Bankruptcy Code by IES of the Underwriting and Continuing Indemnity, and Security Agreement dated January 14, 2005 (the “Underwriting Agreement”) and related agreements, including but not limited to the Restated Pledge Agreement of even date therewith, General Agreement of Indemnity dated January 9, 1998 and General Agreement of Indemnity dated September 9, 2004, as well as the reaffirmation of the security interests in collateral granted therein, such documents and reaffirmation(s) to be in form and substance reasonably acceptable to Federal, including, as necessary, post-petition amendments thereto granting to Federal first priority liens and interests in property of the same type described and defined as Collateral in the Surety Agreements acquired after the Petition date. Additionally, the Interim DIP Surety Credit Facility documents will include IES' specific acknowledgment of the continuing effectiveness of, among other terms, the trust fund and bankruptcy provisions and protections of Sections 10, 15, 16, 17, 18, 19, and 42 of the Underwriting Agreement and the definitions of “Surety Loss” and “Event of Default” included therein. The Interim DIP Surety Credit Facility documents will, in the absence of an event of default thereunder, grant to IES permission to use Federal's pre-petition cash collateral, exclusive of Pledged Cash, to support its post-petition operations in exchange for replacement liens in post-petition Bonded Contracts, Bonded Contract receivables, Bonded Contract inventory and the proceeds thereof.

4.

Among the orders to be entered giving effect to the Interim DIP Surety Credit Facility will be a provision granting to Federal such relief from the provisions of the Automatic Stay as may be necessary to allow Federal access to any and all collateral for the purpose of reimbursing Federal for any and all Surety Loss it may incur without further or additional court orders.

5.	An adequate bank DIP facility and equity conversion plan will be established pursuant to terms and conditions satisfactory to Federal.

6.

That certain Letter Agreement dated 8/1/05 by and between Federal and Bank of America, N.A., as amended, will remain in effect during the Chapter 11 case and will be reaffirmed, including with respect to Federal's first priority security interest in inventory and equipment delivered to, prefabricated for, or specifically ordered for a Bonded Contract job site, and any and all other collateral rights granted to Federal in the Surety Agreements. In the absence of an Event of Default, Federal acknowledges that all proceeds of Bonded Contracts will continue to be paid into the existing cash management system between IES and Bank of America, N.A.

7.	Any bonds to be issued under the Interim DIP Surety Credit Facility, such issuance to be in Federal's sole and absolute discretion, will be issued only for entities other than the following:

Bryant	Pan Am
Henderson	Popp
Valentine	Daniels

8.	Documentation supporting the Interim DIP Surety Credit Facility in a form and substance acceptable to Federal in Federal's sole and absolute discretion and approved by the Court.

9.

Additional prerequisites to the Interim DIP Surety Credit Facility will include, but will not be limited to, appropriate corporate resolutions, and incumbency certificates, all in form and substance satisfactory to Federal.

10.

None of the collateral currently held by Federal pursuant to the terms of the Surety Agreements and/or the terms of this Term Sheet will be returned or released until all of IES' obligations for which Federal has issued a bond have been satisfied, including but not limited to any warranty or latent defect claims on any Bonded Contracts, or all bonds issued by Federal on behalf of IES have been replaced, returned or discharged in full without Surety Loss.

11.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER TO EXTEND SURETY CREDIT AND REMAINS SUBJECT TO ENTRY OF INTERIM AND FINAL BANKRUPTCY COURT ORDERS AUTHORIZING THE FOREGOING, THE ORDERS BEING, IN FORM AND SUBSTANCE, ACCEPTABLE TO FEDERAL IN ITS SOLE AND ABSOLUTE DISCRETION.

DUE DILIGENCE AND FACILITY FEES:

Upon acceptance of this Term Sheet, IES will pay to Federal a non-refundable Due Diligence Fee of $500,000. A Facility Fee of $500,000 is to be paid upon effective Court approval of the Interim DIP Surety Credit Facility. Upon receipt of the Facility Fee, Federal will waive all attorneys' and consulting fees and expenses incurred by it through February 28, 2006. Federal's waiver of its attorneys' and consultants' fees and expenses which it incurs through February 28, 2006, will not be deemed to waive any attorneys' and consultants' fees and expenses incurred in relation to claims made under a particular bond, including, but not limited to, the Goochland County claim.

SURETY FEES AND EXPENSES:

All attorneys' fees and consultants' expenses incurred by Federal after February 28, 2006, will be reimbursed by IES. IES reconfirms Federal’s right to use the Pledged Cash collateral to reimburse said fees and expenses.

FEDERAL INSURANCE COMPANY

By: /s/ Edward J. Reilly
Name: Edward J. Reilly
Title: Assistant Secretary

INTEGRATED ELECTRICAL SERVICES, INC.

By: /s/ Curt L. Warnock
Name: Curt L. Warnock
Title: Senior Vice President & General Counsel